EXHIBIT 11.1

 Statement Re: SFAS 128 Restated Quarterly Computation of Earning Per Share For
               Years 1997 and 1996
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CULLEN/FROST BANKERS, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE
Basic and Diluted (Unaudited)
(dollars in thousands, except per share amounts)

                                                        THREE MONTHS ENDED 1997                     THREE MONTHS ENDED 1996
                                                -----------------------------------------   ----------------------------------------
BASIC EARNINGS PER SHARE                         MAR 31    JUNE 30    SEPT 30    DEC 31      MAR 31    JUNE 30    SEPT 30    DEC 31
                                                ========   ========   ========   ========   ========   ========   ========   =======
Net Income ..................................   $ 15,063   $ 15,631   $ 16,146   $ 16,645   $ 13,075   $ 13,518   $ 13,985   $14,400
                                                ========   ========   ========   ========   ========   ========   ========   =======
Weighted average number of common shares
  outstanding ...............................     22,499     22,483     22,261     22,235     22,421     22,433     22,450    22,471
                                                ========   ========   ========   ========   ========   ========   ========   =======
Basic earnings per common share .............   $   0.67   $   0.70   $   0.73   $   0.75   $   0.58   $   0.60   $   0.62   $  0.64
                                                               THREE MONTHS ENDED 1997                  THREE MONTHS ENDED 1996
                                                       -------------------------------------   -------------------------------------
DILUTED EARNINGS PER SHARE                              MAR 31   JUNE 30   SEPT 30   DEC 31    MAR 31    JUNE 30   SEPT 30   DEC 31
                                                       =======   =======   =======   =======   =======   =======   =======   =======
Net Income ........................................... $15,063   $15,631   $16,146   $16,645   $13,075   $13,518   $13,985   $14,400
                                                       =======   =======   =======   =======   =======   =======   =======   =======
Weighted average number of common shares outstanding .  22,499    22,483    22,261    22,235    22,421    22,433    22,450    22,471
Addition from assumed exercise of stock options ......     594       624       717       807       408       427       467       533
                                                       -------   -------   -------   -------   -------   -------   -------   -------
Weighted average number of common shares
outstanding, including dilutive effect of stock
  options.............................................  23,093    23,107    22,978    23,042    22,829    22,860    22,917    23,004
                                                       =======   =======   =======   =======   =======   =======   =======   =======
Diluted earnings per common share .................... $  0.65   $  0.68   $  0.70   $  0.72   $  0.57   $  0.59   $  0.61   $  0.63
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